Exhibit 1

NEWS RELEASE

Company Contact:	IR Agency Contact:	4 HaHoresh Street,
C.O.O. & C.F.O.	The Global Consulting Group	P.O. Box 14
Mike Lilo 972 (3) 539-4000 mikel@audiocodes.com	Erik Knettel (646) 284-9415 eknettel@hfgcg.com	Yehud, 56470 Israel Tel: +972-3-5394000 Fax: +972-3-5394040

AudioCodes Appoints New Financial Officer

Yehud, Israel –November 30, 2003 – AudioCodes Ltd. (NASDAQ: AUDC), a leading provider of Voice over Packet technologies, today announced the selection of Mr Nachum Falek as its new VP Finance and Chief Financial Officer.

Mr Falek, will replace Mr Mike Lilo, AudioCodes’ current Chief Operating Officer and Chief Financial Officer. After five years with the Company, Mr Lilo has resigned in order to pursue new challenges.

As Director of Finance, Mr Falek has worked closely with Mr Lilo as his deputy at AudioCodes for the last three years. A transition of roles is expected in the New Year. A precise date has not yet been finalized. Mr Falek, 32, joined AudioCodes in April 2000 as Director of Finance. Prior to joining AudioCodes, Nachum was a Controller at ScanVec-Amiable Ltd. Previously Mr Falek was a Manager at Ernst & Young in Israel. Mr Falek holds a B.A. degree in Accounting and Economics from University of Haifa and is a licensed CPA in Israel.

“It is sad to be leaving so many good friends and a wonderful company,” said Mike Lilo. “However, the time has come for me to pursue new challenges. I am confident that I am leaving the Finance Department in good hands. Nachum has worked closely with me in the last three years and I expect a smooth transition to occur.”

“Mike has played a significant role in the development of the Company in his five years here. He has been instrumental in our two public offerings and has fulfilled an important role as part of the Company’s management. He has led our finance and operations whilst assisting me in the daily management at AudioCodes,” said Shabtai Adlersberg, President, Chairman and Chief Executive Officer of AudioCodes. “We have the good fortune that Mike has groomed Nachum as his replacement and I am confident that a smooth transition will occur. I wish Mike good luck in his future endeavors.”

About AudioCodes

Celebrating its 10th anniversary in 2003, AudioCodes Ltd. (NASDAQ: AUDC) enables the new voice infrastructure by providing innovative, reliable and cost-effective Voice over Packet technology, products and media gateway system solutions to network equipment providers and systems integrators.

AudioCodes provides its customers and partners with a diverse range of Voice over Packet media gateway and media processing technologies, leading the transition to converged voice and data communications networks. The company is a market leader in voice compression technology and the key originator of the ITU G.723.1 standard for the emerging Voice over Packet market.  AudioCodes' product lines include media gateway system solutions for packet networks in the wireline, wireless, broadband access, media server and enhanced voice services markets. AudioCodes’ technology products include VoIP and CTI communication boards, VoIP media gateway processors and modules and CPE devices.  Its customers include the leading telecom and datacom network equipment providers globally. AudioCodes' international headquarters and R&D facilities are located in Israel, with U.S. headquarters in San Jose, California.  For more information on AudioCodes, visit www.audiocodes.com or call +1 (408) 577-4088.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

AudioCodes, AC, AudioCoded, Ardito, NetCoder, TrunkPack, VoicePacketizer, MediaPack, Stretto, Mediant, VoIPerfect and IPmedia are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners.